As filed with the Securities and Exchange Commission on December 22, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACUCELA INC.

(Exact name of registrant as specified in its charter)

Washington	02-0592619
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Second Avenue, Suite 4200

Seattle, WA 98101

(206) 805-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Ryo Kubota, M.D., PhD. Chairman, President and Chief Executive Officer

Acucela Inc.

1301 Second Avenue, Suite 4200

Seattle, WA 98101

(206) 805-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Broady R. Hodder

Andrew J. Bond

Davis Wright Tremaine LLP

Suite 2200, 1201 Third Avenue

Seattle, WA 98101-3045

(206) 622-3150

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering,  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, without par value	7,752,425 shares	$5.95	$46,126,929	$4,645

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of additional shares of the Registrant’s common stock that may be issuable as a result of stock splits, stock dividends, or similar transactions.
(2)	Pursuant to Rules 457(h)(1) and 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s shares of common stock as reported on the Mothers Market of the Tokyo Stock Exchange on December 18, 2015, translated into United States dollars at an exchange rate of US$1.00 = 121.2 Japanese Yen, which is the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 18, 2015.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(h)(1) and 457(c) of the Securities Act, based on a rate of $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2015.

PROSPECTUS

Acucela Inc.

7,752,425 Shares of Common Stock

This prospectus relates solely to the resale of up to 7,752,425 shares of common stock of Acucela Inc. that may be offered and sold from time to time by the selling stockholders named in this prospectus. The shares of common stock offered under this prospectus were initially issued to the selling stockholders (or their affiliates) in several private offerings. We are registering the offer and sale of the shares of common stock beneficially owned by the selling stockholders to satisfy certain registration rights we have granted such selling stockholders. We will not receive any of the proceeds from the sale of the shares of our common stock hereunder.

The selling stockholders may offer and sell from time to time the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell shares of common stock using this prospectus in the section titled “Plan of Distribution.” We have agreed to bear the expenses (excluding any underwriting discounts or selling commissions), including certain legal expenses, in connection with the registration of the common stock being offered under this prospectus.

Because all of the shares of common stock offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares of common stock may be sold under this prospectus.

Our common stock is listed on the Mothers Market of the Tokyo Stock Exchange under the code “4589”. The last reported sale price on December 18, 2015 was ¥720 or approximately $5.94 per share.

INVESTING IN THE SECURITIES DESCRIBED IN THIS PROSPECTUS INVOLVES RISKS. YOU SHOULD CAREFULLY REVIEW THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” COMMENCING ON PAGE 8 OF THIS PROSPECTUS AND ANY RISK FACTORS SET FORTH AND IN THE DOCUMENTS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and as such, we have elected to comply with certain reduced public company disclosure requirements for this prospectus, including the documents incorporated by reference herein, and future filings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement, or “Registration Statement” that we filed with the Securities and Exchange Commission, or “SEC”, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time offer and sell an aggregate of up to 7,752,425 shares of our common stock in one or more offerings described herein under the heading “Plan of Distribution”. In some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling shares of our common stock. We may also add, update or change in a prospectus supplement any information contained in this prospectus, or in documents we have incorporated by reference into this prospectus, by filing a prospectus supplement with the SEC. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should carefully read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the Registration Statement, and all documents incorporated by reference herein, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making any investment decision regarding the purchase of our shares of common stock being offered under this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it.

The distribution of this prospectus and any offering of our shares of common stock may be restricted by law in certain jurisdictions. You should inform yourself about, and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security.

In this prospectus, please note the following:

•	references to “we”, “our”, “us”, the “Company” or “Acucela” mean Acucela Inc. unless the context clearly suggests otherwise; and

•	“¥” refers to Japanese Yen, the lawful currency of Japan; and “$” refers to U.S. dollars.

ESTIMATES AND STATISTICAL DATA

This prospectus and information incorporated by reference herein, contains estimates and other statistical data, including those relating to the prevalence of sight-threatening and blinding eye diseases and respective growth rates of those diseases that we have obtained from various market research reports from private market data and research firms including, but not limited to, visiongain, Frost & Sullivan, and MarketScope as well as scientific publications and scientific reports, including those of the National Institutes of Health. These scientific publications and reports generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates, as there is no assurance that any of them will be reached.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference in this prospectus contains, and any prospectus supplement may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus and any accompanying prospectus supplement, including those documents incorporated by reference, that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects” “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts” or words of similar meaning, or future or conditional verbs, such as “will”, “should”, “could”, or “may”, although not all forward-looking statements contain these identifying words.

Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. Except as required by law, we assume no responsibility for updating any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of important factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.

Forward looking statements in this prospectus and the documents incorporated by reference herein include, among other things, statements about:

•	our ability to obtain and maintain regulatory approval of our product candidates;

•	our expectations regarding our revenues, expenses, effective tax rates and other results of operations;

•	our anticipated capital expenditures and our estimates regarding our capital requirements;

•	our liquidity and working capital requirements;

•	our need to obtain additional funding and our ability to obtain future funding on acceptable terms, including funding necessary to complete the pre-clinical or clinical trials for our drug candidates;

•	the willingness of our collaborative partner to continue to co-develop or to co-promote our product candidates;

•	the prevalence of the diseases we target;

•	our anticipated strategies for growth and sources of new revenues;

•	our ability to attract collaborators with research, development, regulatory and commercialization expertise;

•	our current and future products, applications and functionality and plans to promote them;

•	anticipated trends and challenges in our business and in the markets in which we operate;

•	the evolution of other therapies for the treatment of the diseases we target;

•	our ability to maintain, protect and enhance our intellectual property;

•	the success of competing therapies that are or become available; and

•	the risk of loss of our chief executive officer, Ryo Kubota, M.D., Ph.D., and any other key scientific or management personnel.

These factors as well as the risk factors described under the heading “Risk Factors” commencing on page 8 of this prospectus, could cause our actual events or results to differ materially from those suggested by our forward-looking statements.

PROSPECTUS SUMMARY

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” and our financial statements and the notes thereto and the other documents incorporated herein by reference, before making an investment decision.

ACUCELA INC.

Overview

We are a clinical stage ophthalmology company that specializes in developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases affecting millions of people worldwide. We focus on developing oral products based on our proprietary visual cycle modulation, or “VCM”, compounds to address a variety of retinal diseases, primarily age-related macular degeneration, or “AMD”, diabetic retinopathy, diabetic macular edema, and potentially Stargardt disease, retinitis pigmentosa and retinopathy of prematurity. Our product candidates are designed to address the root cause of these diseases by reducing toxic by-products and oxidative damage as well as protecting the retina from light damage. The visual cycle is the biological conversion of a photon into an electrical signal in the retina. Our approach to treating and slowing the progression of ophthalmic diseases utilizes proprietary compounds that reduce the speed of, or modulate, the visual cycle.

Emixustat hydrochloride, or “Emixustat”, our lead investigational VCM compound, is designed to reduce retinal toxins and preserve the integrity of retinal tissue in patients suffering from geographic atrophy, or “GA” associated with dry AMD. Emixustat is currently being evaluated in a Phase 2b/3 study for GA associated with dry AMD. Currently, there is no U.S. Food and Drug Administration, or “FDA,” approved therapies to treat any form of dry AMD, including GA associated with dry AMD. We are co-developing Emixustat under our co-development and collaboration agreement, or the “Emixustat Agreement”, with Otsuka Pharmaceutical Co., Ltd., or “Otsuka”. Pursuant to the Emixustat Agreement, we and Otsuka have agreed to develop and commercialize Emixustat and/or other back-up compounds for the treatment of dry AMD and other potential ophthalmic indications that the parties agree to pursue under the terms of the Emixustat Agreement.

We have also entered into a development and collaboration agreement with Otsuka regarding the development of OPA-6566, an adenosine A2a receptor agonist, which is Otsuka’s proprietary compound for the potential treatment of glaucoma. In 2012, we conducted a Phase 1/2 clinical trial in patients with glaucoma or ocular hypertension in the United States for OPA-6566. Otsuka is currently evaluating next steps for the program. We do not expect to generate significant revenue from the collaboration related to OPA-6566 for the foreseeable future.

We completed our initial public offering, or “IPO”, in February 2014, in which we sold 9,200,000 shares of our common stock at a price to the public of approximately $17.72 per share. We raised approximately $142.0 million from the IPO, net of underwriters’ discounts and commissions, and offering expenses. Our shares of common stock are now listed on the Mothers Market of the Tokyo Stock Exchange under the code “4589”.

Implications of being an Emerging Growth Company

We qualify as an “emerging growth company” or “EGC” as defined in Section 2(a) of the Securities Act. As a result, we are permitted to rely on exemptions from certain disclosure requirements that are applicable to other companies who are not EGC’s. Accordingly, we have filed and incorporated by reference compensation information for only the persons serving as our Chief Executive Officer (“CEO”) and the two most highly compensated executive officers outside of our CEO as of the end of our last fiscal year (and up to two other persons meeting such standard during our last fiscal year who were not employed by the Company at the end of such fiscal year) and do not prepare a compensation discussion and analysis of our executive compensation programs in this prospectus or any document incorporated by reference. In addition, for so long as we are an EGC, we are not required to:

•	adopt new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm’s report providing additional information about the audit and the financial statements;

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” or

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We will remain an emerging growth company until the earliest to occur of:

•	our reporting of $1.0 billion or more in annual gross revenues;

•	our issuance, in any three year period, of more than $1.0 billion in non-convertible debt;

•	the date on which we are deemed to be a large accelerated filer, which means the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700.0 million on the last business day of our second fiscal quarter; and

•	the end of fiscal 2019.

Corporate History and Information

Acucela was incorporated in Washington in 2002. Our corporate headquarters are located at 1301 Second Avenue, Suite 4200, Seattle, Washington 98101-3805 and our telephone number is (206) 805-8300. Our website address is www.acucela.com. The information contained in, or that can be accessed through, our web site is not part of this prospectus and should not be considered part of this prospectus.

THE OFFERING

This prospectus relates to the resale of up to 7,752,425 shares of our common stock that may be offered and sold from time to time by the selling stockholders named in this prospectus. The shares of common stock offered under this prospectus were initially issued to the selling stockholders (or affiliates of the selling stockholders) in private sales not registered under the Securities Act. We are registering the offer and sale of the shares of our common stock owned by the selling stockholders to satisfy certain registration rights we have granted the selling stockholders pursuant to a registration rights agreement, referred to as “the “Registration Rights Agreement”, between the Company and the selling stockholders dated November 26, 2015. See the section of this prospectus entitled “Selling Stockholders” for more information. We will not receive any of the proceeds from the sale of the shares of our common stock being sold under this prospectus. See the section of this prospectus entitled “Use of Proceeds” for more information.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our shares of common stock, you should carefully consider the discussion of risks and uncertainties described below, as well as under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, which are incorporated by reference into this prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any prospectus supplement, any amendment to the Registration Statement of which this prospectus is a part, and in the other documents incorporated by reference in this prospectus. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. The risks and uncertainties we discuss below and in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our Company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

Risks Related to Our Business and Industry

We do not have any products that are approved for commercial sale.

We are a clinical stage ophthalmology company with no products approved for commercial sale. All of the products we are developing or may develop in the future require additional research or development. None of our product candidates have received regulatory approval for marketing in the United States or any other country and failure to receive such approvals on one or more of our product candidates could materially harm our business. To date, we have not generated any product revenue and have funded our operations through proceeds from our IPO, private sales of our equity and debt securities and from our collaboration agreements with Otsuka, primarily the Emixustat Agreement. We will not receive revenues from sales of Emixustat or any other drug candidates unless we succeed, either independently or with third parties, in developing and obtaining regulatory approval and marketing drugs with commercial potential. We may never succeed in these activities, and may not generate sufficient revenues to continue our business operations.

Our long-term prospects are dependent on Emixustat and we cannot be certain that it will achieve success in clinical trials, regulatory approval or be successfully commercialized.

We have invested a significant portion of our time and financial resources in the development of Emixustat, the lead investigational drug candidate emerging from our internally-developed VCM compounds. VCM is an emerging technology and its long-term safety and efficacy is unknown, and thus, there can be no assurance that our drug candidate will achieve regulatory approval. Clinical development is a long, expensive and uncertain process and subject to delays or additional requirements. For instance, based on guidance from the FDA in April 2014, we now expect to conduct at least one additional confirmatory Phase 3 clinical trial in patients with GA associated with dry AMD after we complete our current 24-month Emixustat study. We may also encounter delays or rejections based on our inability to enroll enough patients to complete our clinical trials in a timely manner. It may take several years and require the expenditure of substantial resources to complete the testing of a drug candidate, and failure can occur at any stage of testing. For example:

•	interim results of clinical or non-clinical studies may not necessarily predict their final results, and acceptable results in early studies might not be seen in later studies, in large part because earlier phases of studies are often conducted in smaller groups of patients than later studies, and without the same trial design features, such as randomized controls and long-term patient follow-up and analysis;

•	drug candidates that appear promising at early stages of development may ultimately fail for a number of reasons, including the possibility that the drug candidates may be ineffective, less effective than approved products or investigational drug candidates of our competitors or cause harmful side effects;

•	any clinical or non-clinical test may fail to produce results satisfactory to the FDA or foreign regulatory authorities;

•	clinical and non-clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval;

•	negative or inconclusive results from a non-clinical study or clinical trial or adverse events during a clinical trial could cause a non-clinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful;

•	the FDA or a foreign regulatory agency can place a clinical hold on a trial if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury;

•	we may encounter delays or rejections based on changes in regulatory agency policies during the period in which we develop a drug or the period required for review of any application for regulatory agency approval; and

•	clinical trials may not demonstrate the safety and efficacy of any drug candidate or result in an approved and marketable product.

Even if clinical trials and testing are successful in the future, we believe the process of completing clinical trials and submitting a marketing application to regulatory agencies for approval will take several years and require the expenditure of substantial resources. If we are required to conduct additional clinical trials or other studies of Emixustat beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other studies or if the results of these trials or studies are not positive or are only modestly positive, we may be delayed or unsuccessful in obtaining marketing approval for Emixustat. Additionally, we may not be able to obtain marketing approval or we may obtain approval for indications that are not as broad as intended. Our product development costs will also increase if we experience delays in testing or approvals. Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize products.

If we are unable to successfully develop, obtain regulatory approval, sell and distribute Emixustat or recognize revenues from Emixustat, the results of our business operations will be adversely affected.

Revenues from research and development activities in collaboration with Otsuka and Otsuka’s funding of our portion of development costs under the Emixustat Agreement represented all of our revenues during the nine months ended September 30, 2015, and the loss of these revenues would adversely affect our business.

Revenues from research and development activities under our collaboration agreements with Otsuka have been our only source of revenues to-date in 2015. As explained further below, in 2013, Otsuka terminated a co-development agreement with us under which we derived significant revenues from development activities. It would be difficult to replace Otsuka as a collaboration partner, and the revenues derived from research and development activities on behalf of Otsuka and Otsuka’s funding of our portion of development costs under the Emixustat Agreement. Accordingly, the loss of Otsuka as a collaboration partner would have a material adverse effect on our business. In addition, any publicity associated with the loss of Otsuka as a collaboration partner could harm our reputation. Otsuka can terminate its collaboration agreements with us on relatively short notice in various circumstances, such as our material breach or insolvency, changes in control of us or, in the case of the Emixustat Agreement, a decision by Otsuka to discontinue funding development costs after considering the results of a Phase 2 or Phase 3 clinical trial, and also for any reason upon six months’ prior notice.

In addition, Otsuka’s interests may differ from ours in relation to development of the drug candidates under our collaboration agreements with them due to changes in management, priorities or its strategic focus. For example, in September 2013, Otsuka terminated its agreement with us to co-develop its compound Rebamipide for the potential treatment of dry eye syndrome in the United States due to the fact that the primary endpoints were not met in the Phase 3 clinical trial in the United States. As a result, planned associated clinical trials and our development activities were halted. Losing the support and focus of Otsuka would adversely affect the development and commercialization of the drug candidates under our collaboration agreements. Our revenues and operating results would suffer and we may need to curtail or cease operations if, among other things, Otsuka terminates the Emixustat Agreement or otherwise fails to fund development costs for any reason.

We incurred losses in both the last fiscal year and the nine months ended September 30, 2015, and will continue to incur losses in the future.

We incurred a net loss of $17.2 million during the nine months ended September 30, 2015, and as of September 30, 2015, we had an accumulated deficit of $22.7 million, which includes a net loss of approximately $2.0 million for the fiscal year ended December 31, 2014. We expect to incur net losses for the next several years as we continue to develop Emixustat and any other drug candidates, and over the long-term if we expand our research and development programs and acquire or in-license products, technologies or businesses that are complementary to our own. As a result of these losses, we may exhaust our financial resources and be unable to complete the development of our drug candidates. Since 2008, revenues from research and development activities under our collaboration agreements with Otsuka have been our only source of revenues. In the second half of 2011, Otsuka began funding our portion of the development costs under the Emixustat Agreement and we record these advances as revenues in our financial statements. We are contingently obligated to repay these advances, plus interest, with a portion of any revenues we generate, if any, from the potential commercialization of products under the Emixustat Agreement in future periods. If revenue does not increase, our operating results will be negatively affected. If we fail to raise capital as needed, we may need to curtail operations or cease operations in the future. There can be no assurances that there will be adequate financing available to us in the future on acceptable terms, or at all.

We have never generated any revenue from product sales and our ability to generate revenue from product sales and become profitable depends significantly on our success in a number of factors.

We have no products approved for commercial sale, have not generated any revenue from product sales, and do not anticipate generating any revenue from product sales until sometime after we have received regulatory approval for the commercial sale of a product candidate. Our ability to generate revenue and achieve profitability depends significantly on our success in many factors, including:

•	completing research regarding, and nonclinical and clinical development of, our product candidates;

•	obtaining regulatory approvals and marketing authorizations for product candidates for which we complete clinical studies;

•	Otsuka and our other third party manufacturers developing a sustainable and scalable manufacturing process for our product candidates,

•	launching and commercializing product candidates for which we obtain regulatory approvals and marketing authorizations, either directly or with a collaborator or distributor;

•	obtaining market acceptance of our product candidates as viable treatment options;

•	addressing any competing technological and market developments;

•	identifying, assessing, acquiring and/or developing new product candidates;

•	negotiating favorable terms in any collaboration, licensing, or other arrangements into which we may enter; and

•	maintaining, protecting, and expanding our portfolio of intellectual property rights, including patents, trade secrets, and know-how,

Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond expectations and if we are not able to generate revenue from the sale of any approved products, we may never become profitable.

Even if clinical trials are successful in the future, our growth prospects could be adversely affected and we may need to curtail or cease operations if we do not pursue the optimal commercialization strategy for us under our collaboration agreement.

As a part of our collaboration strategy, we seek to retain an option to choose either to obtain commercialization rights once Emixustat or any other product candidates reach a later stage of development or to receive royalties from future product sales. Under our collaboration agreements with Otsuka, we have exclusive co-promotion rights in certain regions of the world. If we choose to not exercise these rights, we would be entitled to receive royalties on net sales of Emixustat; however, we would not be entitled to any royalties or other payments based on the commercialization of OPA-6566. In general, we must make the decision to exercise these rights before the completion of clinical trials, based on our prediction of future sales and costs and other information. It is possible that the commercialization strategy we choose to pursue will ultimately be less beneficial to us than the other commercialization strategies available to us, which could harm our prospects for growth and could cause us to curtail or cease operations. We may choose a commercialization strategy that results in a less optimal outcome for a variety of reasons, including our failure to accurately predict future sales and costs or our inability to pay the exercise fees and milestone payments.

Our decision to license Emixustat to Otsuka means that we no longer have complete control over how Emixustat is developed and potentially commercialized and how it may be perceived in the marketplace, and we may lose an even greater degree of control over how it is commercialized if we fail to make our co-promotion election under the terms of the Emixustat Agreement. In addition, unless and until we exercise co-promotion rights with respect to OPA-6566, we will have limited or no control over how the drug candidate is developed and commercialized. Even if we exercise commercialization rights for these drug candidates, we will depend, in part, on the efforts of Otsuka to commercialize any successfully-developed drug candidates and will not have control over a number of key elements relating to the commercialization of those drug candidates. Otsuka may fail to effectively commercialize Emixustat or any other drug candidates under our collaboration agreements with them for a variety of reasons, including because it may not regard our programs as significant for its own businesses, because it does have sufficient resources or decides not to devote necessary resources.

The pharmaceutical market is intensely competitive. Even if we are successful in obtaining approval of Emixustat or any other drug candidates, we may be unable to compete effectively with existing drugs, new treatment methods and new technologies.

The pharmaceutical market is intensely competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel therapies for the same indications that we are targeting or expect to target.

If Emixustat is approved for the treatment of GA associated with dry AMD, we anticipate that it would potentially compete with lampalizumab (Roche), which is presently being evaluated in two global Phase 3 studies. We are also aware of a number of investigational drugs and other therapeutic candidates under development for the treatment of AMD (including dry AMD), glaucoma, and dry eye, including several for each of these disease categories by some of the larger pharmaceutical companies. For a listing of potentially competing therapies or products and therapies under development, see “Business—Competition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, incorporated by reference into this prospectus.

Many of our competitors have:

•	much greater financial, technical and human resources than we have at every stage of discovery, development, manufacture and commercialization of products;

•	more extensive experience in non-clinical testing, conducting clinical trials, obtaining regulatory approvals, manufacturing and marketing pharmaceutical products;

•	drug candidates that are based on previously tested or accepted technologies;

•	products that have been approved or investigational drug candidates that are in late stages of development; and

•	collaboration arrangements in our target markets with leading companies and research institutions.

Our competitors may succeed in obtaining patent protection, receiving regulatory approval for commercializing drugs for the same indications before we do. Any competing drugs may be more effective or marketed and sold more effectively than any products we develop. Moreover, physicians frequently prescribe therapies for uses that are not described in the product’s labeling and that differ from those tested in clinical studies and approved by the FDA or similar regulatory authorities in other countries. These unapproved, or “off-label,” uses are common across medical specialties and may represent a potential source of competition to Emixustat or any other drug candidates. Competitive therapies, including surgical procedures and medical devices, may make any drug candidates we develop obsolete or noncompetitive before we can recover the expenses of developing and commercializing them.

Market acceptance of Emixustat and other potential products we develop in the future may be limited.

The commercial success of the products for which we may obtain marketing approval from the FDA or other regulatory authorities will depend upon the acceptance of these products by the medical community and third-party payors as clinically useful, cost-effective and safe. Even if a potential product displays a favorable efficacy and safety profile in clinical trials, market acceptance of the product will not be known until after it is commercially launched. We expect that many of the potential products we develop will be based upon mechanisms new to the market. For example, Emixustat is a small-molecule compound within the phenylalkylamine chemical family. To date, no such small-molecule compound has been approved as a pharmaceutical by the FDA. As a result, it may be more difficult for us to achieve market acceptance of our potential products, particularly the first products that we may introduce to the market. Our efforts to educate the medical community about these potentially novel approaches may require greater resources than would be typically required for products based on previously tested or accepted technologies.

Our operating results may fluctuate in the future, which could cause our stock price to decline.

Our quarterly and annual results of operations may fluctuate in the future due to a variety of factors, many of which are outside of our control. The revenues we generate, if any, and our operating results will be affected by numerous factors, including, but not limited to:

•	the development status of Emixustat and, particularly, the timing of any milestone payments to be paid or received by us under our collaboration agreements;

•	the incurrence of clinical expenses that could fluctuate significantly from period to period;

•	the unpredictable effects of collaborations during these periods;

•	the timing of our satisfaction of applicable regulatory requirements;

•	the rate of expansion of our clinical development and other internal development efforts;

•	the effect of competing technologies and products and market developments; and

•	general and industry-specific economic conditions.

If our operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any fluctuations in our operating results and cash flows may, in turn, cause the price of our stock to fluctuate substantially. We believe that comparisons of our historical financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

We have limited in-house sales and marketing capabilities and will need to invest significantly to develop these capabilities if our product candidates are successfully developed.

In order to exploit any commercialization opportunities under our agreements with Otsuka, we believe we will need to develop our own sales and marketing infrastructure to facilitate sales of our drug candidates. We cannot assure you that we will be able to do this on a timely basis or at all. The failure to do so would harm our ability to generate drug revenues. To the extent we cannot or choose not to use internal resources for the marketing, sales or distribution of any product candidates in the United States, or elsewhere, we intend to rely on collaboration partners, such as Otsuka, or licensees. We may be unable to establish or maintain such relationships. To the extent that we depend on collaboration partners or other third parties for marketing, sales and distribution, any revenues we receive will depend upon their efforts. Such efforts may not be successful, and we will not be able to control the amount and timing of resources that our licensees or collaborators or other third parties devote to our products.

In addition, to the extent we utilize such relationships for marketing, sales or distribution of any approved products outside of the United States, we will be subject to additional risks related to entering into international business relationships, such as reduced protection for intellectual property rights; unexpected changes in tariffs, trade barriers and regulatory requirements; economic weakness, including inflation, or political instability in particular foreign economies and markets; foreign taxes, including withholding of payroll taxes; and foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country.

We may not be successful in our efforts to expand our portfolio of drug candidates.

We are seeking to expand our portfolio of drug candidates beyond Emixustat through internal development and by partnering with other pharmaceutical or biotechnology companies.

A significant portion of our internal research program involves unproven technologies. Research programs to identify new disease targets and drug candidates require substantial technical, financial and human resources whether or not we ultimately identify any candidates. Our research programs may initially show promise in identifying potential compounds, yet fail to yield drug candidates for clinical development for a number of reasons, including without limitation:

•	the research methodology used may not be successful in identifying potential drug candidates;

•	potential drug candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate they are unlikely to be safe and effective drugs; or

•	we may fail to obtain intellectual property protection for our drug candidates and technologies.

We may attempt to license or acquire drug candidates and be unable to do so for a number of reasons. In particular, the licensing and acquisition of pharmaceutical products is a competitive area. A number of more established companies are also pursuing strategies to license or acquire products in the ophthalmic field. These established companies may have a competitive advantage over us due to their size, financial resources and greater clinical development and commercialization capabilities. Other factors that may prevent us from licensing or otherwise acquiring suitable drug candidates include the following:

•	we may be unable to license or acquire the relevant intellectual property rights on terms that would allow us to make an appropriate return from the product;

•	companies that perceive us to be their competitors may be unwilling to assign or license their product rights to us; or

•	we may be unable to identify suitable products or investigational drug candidates within our areas of expertise.

Relying on third-party manufacturers may result in delays in our clinical trials and product introductions.

We have limited experience in, and we do not own facilities for, manufacturing any product candidates, and we do not intend to develop facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. While there are likely competitive sources available to manufacture our product candidates, entering into new arrangements may cause delays and additional expenditures, which we cannot estimate with certainty.

There are risks inherent in pharmaceutical manufacturing that could affect the ability of our third-party manufacturers to meet our requirements, which could result in unusable products and cause delays in our development process and our clinical trials. We need to contract with manufacturers who can comply with FDA-mandated current good manufacturing practices, or “cGMPs”, and comparable requirements of foreign regulatory bodies on an on-going basis. If we receive necessary regulatory approval for any product candidate, we also expect to rely on third parties, including our collaboration partners, to produce materials required for commercial production. Should we experience difficulties in obtaining and maintaining adequate manufacturing capacity, our ability to successfully develop and commercialize our products could be adversely impacted.

A failure of any of our third-party manufacturers to perform their obligations in a timely manner or establish and follow cGMPs with proper documentation may result in significant delays in clinical trials or in obtaining regulatory approval of product candidates or the ultimate launch of our products into the market. These failures could cause delays and other problems resulting in a material adverse effect on our business, financial condition and results of operations. If we are required to change manufacturers for any reason, we may incur significant costs and be required to devote significant time to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines.

We are dependent on our management team, particularly Ryo Kubota, our President and Chief Executive Officer, and if we are unable to retain and motivate our key management and scientific staff, our drug development programs may be delayed and we may be unable to successfully develop or commercialize our drug candidates.

We are dependent on our management team, particularly Ryo Kubota, our President and Chief Executive Officer. The relationships that our collaboration team members have cultivated with Otsuka make us particularly dependent upon certain employees, including Dr. Kubota and many of our collaboration team leaders, remaining employed by us. In addition, Otsuka has the right to terminate our collaboration agreements if Dr. Kubota is no longer serving as our Chief Executive Officer.

As we acquire or obtain rights to develop and commercialize new drug candidates, our success will depend on our ability to attract, retain and motivate highly qualified management and scientific personnel to manage the development of these new drug candidates. We face competition for experienced scientists and other technical and professional personnel from numerous companies and academic and other research institutions. Competition for qualified personnel is particularly intense in the Seattle, Washington area, where very few people possess the skills and expertise we need to develop and commercialize our drug candidates. Our operating history and the uncertainties attendant to being a clinical stage ophthalmology company with limited capital resources could limit our ability to attract and retain personnel.

Dr. Kubota and each of our key management and scientific personnel may terminate his or her employment at any time. If we lose any of our key management personnel, we may be unable to find replacements suitable to us or Otsuka, and our business would be harmed as a result. In addition, if we cannot continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may be unable to sustain our operations or grow.

Recent changes to the composition of our board of directors and our management team may be disruptive to our business.

At a special shareholders meeting on May 1, 2015, our shareholders approved two shareholder proposals that removed all of the members of our board of directors (other than Dr. Kubota) and elected the following new members to our board of directors: Yoshitaka Kitao, Dr. Shiro Mita, Eisaku Nakamura and Robert Takeuchi. In addition, on May 1, 2015, at the initial meeting of the new board of directors, our founder and former Chief Executive Officer, Dr. Kubota, was appointed as our President and Chief Executive Officer, replacing Brian O’Callaghan, who resigned effective on May 3, 2015. Steve Tarr, John Gebhart and Edward Danse were appointed as the Company’s Chief Operating Officer, Chief Financial Officer and Chief Business Officer, respectively. At the annual shareholders meeting held on June 25, 2015, Dr. Ryo Kubota, Dr. Shiro Mita, Eisaku Nakamura and Robert Takeuchi were re-elected, and Shintaro Asako was elected to the Board of Directors. Yoshitaka Kitao decided not to stand for re-election to the board of directors at our 2015 annual meeting of shareholders and retired from the board at the conclusion of such meeting. Additionally, the Company recently hired Roger Girard, Lukas Scheibler and George Lasezkay as the Company’s new Chief Strategy Officer, Executive Vice President of Translational Medicine and Executive Vice President of Legal Affairs, respectively. On November 18, 2015, Steven Tarr’s employment as the Company’s Chief Operating Officer terminated.

It is possible that these changes to the composition of our board of directors and our senior management team may be disruptive to our business and may create uncertainty among investors, employees and our collaboration partner concerning our future direction and performance. Any such disruption or uncertainty could have a material adverse impact on our results of operations and financial condition and the market price of our common stock.

If any products we develop become subject to third-party reimbursement practices, unfavorable pricing regulations or healthcare reform initiatives, our business could be harmed.

The availability and levels of reimbursement by governmental and other third-party payors of healthcare services affect the market for our potential products. These payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for medical products and services. In the United States, we will need to obtain approvals for payment for our potential products from private insurers, including managed care organizations, and from the U.S. government’s Medicare program. We cannot be sure that reimbursement will be available for any future product candidates and reimbursement amounts, if any, may reduce the demand for, or the price of, our future products.

Obtaining approvals from governmental and other third-party payors of healthcare services can be a time-consuming and expensive process. Because our product candidates are under development, we are unable at this time to determine the level or method of reimbursement. Our business would be materially adversely affected if we do not receive approval for reimbursement of our product candidates from Medicare or private insurers on a timely or satisfactory basis. The Medicare program can deny coverage of a particular drug on the basis of the drug not being “reasonable and necessary” for Medicare beneficiaries. Limitations on coverage could also be imposed at the local Medicare carrier level or by fiscal intermediaries. Our business could be materially adversely affected if the Medicare program, local Medicare carriers or fiscal intermediaries were to make such a determination and deny or limit the reimbursement of our potential products, including the procedures under which they are administered, if any. Our business could also be adversely affected if private insurers, including managed care organizations, the Medicare program or other reimbursing bodies or payors limit the indications for which our potential products will be reimbursed.

There have been, and likely will continue to be, legislative and regulatory proposals in the United States and in some foreign jurisdictions directed at broadening the availability of health care and containing or lowering the cost of health care. We cannot predict the initiatives that may be adopted in the future. These legislative and/or regulatory changes may negatively impact the reimbursement for drug products, following approval, and thus affect our ability to sell our products profitably. The continuing efforts of government and other third-party payors of healthcare services to contain or reduce costs of health care may adversely affect:

•	the demand for any drug products for which we may obtain regulatory approval;

•	our ability to set a price or achieve a rate of reimbursement that we believe is fair for our product candidates;

•	our ability to generate revenue and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	our access to capital.

We need to grow the size of our organization, and we may experience difficulties in managing this growth.

As our commercialization plans and strategies develop, we will need to expand the size of our employee base for managerial, operational, sales, marketing, financial, human resources and other functional areas. Competition for these employees is intense and we may be unable to hire additional qualified personnel in a timely manner and on reasonable terms. While we attempt to provide competitive compensation packages to attract and retain key personnel, many of our competitors are likely to have greater resources and more experience than we have, and we have had difficulty competing successfully for key personnel. Any future growth would impose significant added responsibilities on members of management, including the need to recruit, hire, retain, motivate and integrate additional employees. Also, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to commercialize our drug candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

We face the risk of product liability claims and may not be able to obtain insurance, and we may have exposure to significant contingent liabilities.

Our business exposes us to the risk of product liability claims that are inherent in the development, manufacturing, testing and marketing of drugs and related products. If the use of one or more of our products harms people, we may be subject to costly and damaging product liability claims. We have product liability insurance that covers our clinical trials up to a $10 million annual aggregate limit. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for any of the products that we may develop. Insurance coverage is increasingly expensive and may not be available on reasonable terms, if at all. We may be unable to obtain or maintain adequate protection against potential liabilities. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position.

We may need additional financing, which may be difficult to obtain. Our failure to obtain necessary financing or doing so on unattractive terms could adversely affect our development programs and other operations.

As of September 30, 2015, we had cash, cash equivalents and investments of $165.5 million and working capital of $115.2 million. We believe that our cash, cash equivalents and investments, together with Otsuka’s funding of our share of development costs under the Emixustat Agreement and interest income, will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. However, our future working capital and capital expenditure requirements will depend on many factors, including:

•	the success of our collaborations with Otsuka to develop and commercialize product candidates;

•	the scope and results of our clinical trials;

•	advancement of other product candidates into development;

•	potential acquisition or licensing of other products or technologies;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the cost of manufacturing activities;

•	the cost of commercialization activities, including product marketing, sales and distribution;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation; and

•	our ability to establish and maintain additional collaborative arrangements.

Additional financing may not be available to us when we need it or it may not be available on favorable terms. If we are unable to obtain adequate financing on a timely basis, we may be required to significantly curtail one or more of our development, licensing or acquisition programs. We could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products which we would otherwise pursue on our own. If we raise additional funds by issuing equity securities or securities convertible into equity, our then-existing shareholders will experience dilution and the terms of any new equity securities or securities convertible into equity may have preferences over our common stock.

Our internal computer systems may fail or suffer security breaches.

Despite the implementation of security measures, our internal computer systems are vulnerable to damage from computer viruses and unauthorized access. Although to our knowledge we have not experienced any such material system failure or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, the further development and commercialization of our product candidates could be delayed.

We also maintain confidential information on our computer networks, including proprietary information. Although we have designed and employed and continue to enhance a multitude of security measures to protect this information from unauthorized access, security breaches may occur as a result of third-party action, including computer hackers, employee error, malfeasance or otherwise, that could result in someone obtaining unauthorized access to our intellectual property and other confidential business information. Because the techniques employed by hackers to obtain unauthorized access or to sabotage systems change frequently, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any security breach could result in disclosure of our trade secrets or disclosure of confidential supplier or employee data. If this should happen, we could be exposed to potentially significant legal liability, remediation expense, harm to our reputation and other harm to our business.

Our employees, independent contractors, consultants, collaborative partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud, misconduct or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to: comply with the laws of the FDA and other similar foreign regulatory bodies; provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies; comply with manufacturing standards we have established; comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices.

These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, as defined in Section 2(a) of the Securities Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company until the end of 2019, although, if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before such date, we would cease to be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Regulatory Risks

We may not be able to obtain regulatory approval for any of the products resulting from our development efforts. Failure to obtain these approvals could materially harm our business.

All of the drug candidates we are developing or may develop in the future will require additional research or development. None of our drug candidates have received regulatory approval for marketing in the United States or abroad and failure to receive such approvals on one or more of our product candidates could materially harm our business. We will be required to obtain an effective Investigational New Drug Application, or “IND”, prior to initiating new human clinical trials in the United States, and must submit a New Drug Application, or “NDA”, to obtain marketing approval prior to commercializing any product in the United States. This process is expensive, highly uncertain and lengthy, often taking a number of years until a product is approved for marketing in the United States, if at all. Approval policies or regulations may change and the FDA and other comparable foreign regulatory authorities have substantial discretion in the drug approval process, including the ability to delay, limit, or deny approval of a drug candidate for many reasons, such as:

•	such authorities may disagree with the design or implementation of our, Otsuka’s, or any of our future development partners’ clinical trials;

•	we, Otsuka, or any of our future development partners may be unable to demonstrate to the satisfaction of the FDA or other regulatory authorities that a drug candidate is safe and effective for any indication or its clinical and other benefits outweigh any safety risk;

•	such authorities may not accept clinical data from trials which are conducted at clinical facilities or in countries where the standard of care is potentially different from the United States;

•	the results of clinical trials may not demonstrate the safety or efficacy required by such authorities for approval;

•	such authorities may disagree with our interpretation of data from preclinical studies or clinical trials or the use of results from antibody studies that served as precursors to our current drug candidates;

•	such authorities may find deficiencies in the manufacturing processes or facilities of third-party manufacturers with which we, Otsuka, or any of our future development partners contract for clinical and commercial supplies; and

•	the approval policies or regulations of such authorities may significantly change in a manner rendering our, Otsuka’s, or any of our future development partners’ clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, events raising questions about the safety of certain marketed pharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new drugs based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent us, Otsuka, or any of our future development partners from commercializing our drug candidates.

We may need to successfully address a number of technological challenges in order to complete the development of our drug candidates. Success in early clinical trials does not mean that later clinical trials will be successful because drug candidates in later-stage clinical trials may fail to demonstrate sufficient safety or efficacy despite having progressed through initial clinical testing. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. In addition, our drug candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use, which could have a material adverse effect on our business. Accordingly, there can be no assurance that the FDA and other regulatory authorities will approve any product that we develop.

The “fast track” designation may not actually lead to a faster regulatory review or approval process.

If an investigational drug is intended for the treatment of a serious or life-threatening condition and the investigational drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA “fast track” designation. The fast track classification does not apply to the investigational drug alone, but applies to the combination of the investigational drug and the specific indication or indications for which it is being studied. The FDA’s fast track program is designed to facilitate the clinical development and evaluation of the investigational drug’s safety and efficacy for the fast track indication or indications. NDAs or marketing applications filed by sponsors of investigational drugs with fast track designation may qualify for expedited review under policies or procedures offered by the FDA, but the fast track designation alone does not assure such qualification. Although we have obtained a fast track designation from the FDA for Emixustat for the treatment of dry macular degeneration (geographic atrophy), we may not experience a faster review or approval compared to conventional FDA processes and we do not expect FDA approval to be granted for at least several years, if at all. Our fast track designation may be withdrawn by the FDA if it believes that the designation is no longer supported by data from our clinical development program. Our fast track designation does not guarantee that we will qualify for or be able to take advantage of the expedited review procedures.

Our products could be subject to “post-approval” restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements, or if we experience problems with our products, when and if any of them are approved.

Any product for which we obtain marketing approval will be subject to continual requirements, review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed. The approval may contain conditions or requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. We may be slow to adapt, or we may never adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies. Post-approval discovery of previously unknown problems with our products, manufacturer or manufacturing processes, or failure to comply with regulatory requirements, may result in:

•	voluntary or mandatory recall;

•	withdrawal of the products from the market;

•	restrictions on such products or manufacturing processes;

•	fines;

•	suspension of regulatory approvals;

•	product seizure; and

•	injunctions or the imposition of civil or criminal penalties.

Failure to obtain regulatory approval in foreign jurisdictions would prevent us from marketing our products outside of the United States.

We and Otsuka may market Emixustat in our respective exclusive territories. To market Emixustat in foreign jurisdictions, we or Otsuka must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies from country to country and can involve additional testing and documentation. The time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We and Otsuka may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. The failure to obtain these approvals could materially adversely affect our business, financial condition and results of operations.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, physician payment transparency laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for Emixustat or any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations. These laws may impact, among other things, our proposed sales, marketing, and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business.

Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Risks Relating to Intellectual Property and Other Legal Matters

If our efforts to protect the proprietary nature of the intellectual property related to our products are not adequate, we may be unable to compete effectively in our markets.

The strength of our patents in the biotechnology and pharmaceutical fields involves complex legal and scientific questions and can be uncertain. In addition to the rights we have obtained from Otsuka relating to some of our product candidates, we rely upon intellectual property we own relating to our product candidates, including patents, patent applications and trade secrets. For a detailed discussion of our patent rights, see “Item 1.Business—Intellectual Property” in our Annual Report on Form 10-K for the fiscal year ended 2014, which is incorporated by reference into this prospectus. Our patent applications may be challenged or fail to result in issued patents and our existing or future patents may be too narrow to prevent third parties from developing or designing around these patents. Further, there is no uniform, global policy regarding the subject matter and scope of claims allowable in pharmaceutical patents and the criteria applied by patent offices throughout the world to grant patents are not always predictable or uniform.

In general, there is no guarantee that the patents we file or in-license will be granted or that the patents we hold would be found valid and enforceable if challenged. Third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed or invalidated. Additionally, we may lose our rights to the patents and patent applications we license in the event of a breach or termination of any of our collaboration agreements. Manufacturers may also seek to obtain approval to sell generic versions of our product candidates prior to the expiration of the relevant licensed patents. If the sufficiency of the breadth or strength of protection provided by the patents we license with respect to our product candidates is threatened, it could dissuade others from collaborating with us to develop, and threaten our ability to commercialize, our other product candidates. Further, if we encounter delays in our clinical trials or our development activities are otherwise impeded, the period of time during which we could market our product candidates under patent protection would be reduced. Once the patent life has expired for a product, we may be subject to competition from generic pharmaceutical companies.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

We rely on a combination of patent, copyright and trade secret protection, nondisclosure agreements and licensing arrangements to establish, protect and enforce our proprietary information and rights. Trade secret protection and confidentiality agreements protect certain proprietary know-how that is not patentable, for processes for which patents are difficult to enforce and for any other elements of our development processes with respect to Emixustat and our other product candidates that involve proprietary know-how, information and technology that is not covered by patent applications. While we maintain physical security of our premises and physical and electronic security of our information technology systems, security measures may be breached and we may not have adequate remedies to protect the confidentiality of our proprietary information and know-how. Our systems and external backup measures may also be vulnerable to damage or breach due to natural disasters or other unexpected events.

While we require all of our employees, consultants, advisors and any third-parties who have access to our proprietary information and technology to enter into confidentiality agreements, we cannot be certain that this information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. These agreements may be terminated or breached, and we may not have adequate remedies for any such termination or breach. Furthermore, to the extent we develop our operations outside the United States, these agreements may not provide meaningful protection for our patents, trade secrets and know-how in the event of unauthorized use or disclosure as the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Additionally, to the extent we license certain proprietary information or technologies from third-parties, including our collaboration partners, we also rely on such third-parties to adopt and enforce policies to protect such proprietary know-how, information and technology. Although we continue to implement protective measures and intend to defend our proprietary rights vigorously, these efforts may not be successful.

Third-party claims of intellectual property infringement may prevent or delay our discovery, development and commercialization efforts with respect to Emixustat and our other product candidates.

Our commercial success depends, in part, on avoiding infringement of the patents and proprietary rights of third parties. Third parties may assert that we are employing their proprietary technology without authorization. Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to Emixustat, the biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may allege that our activities infringe their patents or that we are employing their proprietary technology without authorization. We may not have identified all the patents, patent applications or published literature that affect our business either by blocking our ability to commercialize our product, by preventing the patentability of one or more aspects of our products or those of our licensors or by covering the same or similar technologies that may affect our ability to market our product. In addition, third parties may obtain patents in the future and claim that use of our product candidates or technologies infringes upon these patents. Furthermore, parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, obtain one or more licenses from third parties or pay royalties, or we may be enjoined from further developing or commercializing our product candidates and technologies.

We may become involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To the extent we rely on third parties for our proprietary rights, we will have limited control over the protection and defense of such rights. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings brought by the U.S. Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patents and patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction of our management and other employees.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

If we use hazardous or biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials. In addition, our operations produce hazardous waste products. Federal, state and local laws and regulations in the United States govern the use, manufacture, storage, handling and disposal of hazardous materials. Although we believe that our procedures for use, handling, storing and disposing of these materials comply with legally prescribed standards, we may incur significant additional costs to comply with applicable laws in the future. Also, even if we are in compliance with applicable laws, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, operating results and financial condition.

Risks Related to Ownership of Our Common Stock

The price of our common stock is volatile, and you could lose all or part of your investment.

The market price for our common stock has been volatile and may continue to be volatile in the future. Since this volatility often has been unrelated or disproportionate to our operating performance, market and industry factors beyond our control may seriously harm the market price of our common stock, regardless of our operating performance. Specifically, the following factors, in addition to the other factors described in this “Risk Factors” section, may have a significant impact on the market price of our common stock:

•	the development status of our product candidates, including results of our clinical trials;

•	market conditions or trends related to the biotechnology and pharmaceutical industries, or the market in general;

•	announcements of technological innovations, new commercial products or other material events by our competitors or us;

•	disputes or other developments concerning our proprietary rights;

•	changes in, or failure to meet, securities analysts’ or investors’ expectations of our financial performance;

•	additions or departures of key personnel, particularly Dr. Ryo Kubota;

•	discussions of our business, products, financial performance, prospects or stock price by the financial and scientific press or securities analysts or lack of analyst coverage;

•	public concern as to the safety of drugs and drug delivery techniques;

•	regulatory developments in the United States, Japan and other foreign countries;

•	changes in health care payment systems, including developments in price control legislation; or

•	general economic and political factors, including wars, terrorism, natural disasters and political unrest.

In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often resulted. We may become subject to this type of litigation, which is often extremely expensive and diverts management’s attention, even if such litigation is ultimately concluded in a manner favorable to us.

As a United States public company with shares listed on the Tokyo Stock Exchange, we are subject to a variety of financial and other reporting and corporate governance requirements that may be difficult for us to satisfy, will raise our costs and may divert resources and management attention from operating our business.

As a public company whose shares of common stock are both registered under the Exchange Act in the United States and listed for trading on the Mothers Market of the Tokyo Stock Exchange (“TSE”) in Japan, we have incurred and will continue to incur significant legal, accounting and other expenses related to various financial reporting and corporate governance requirements in both the United States and Japan. Specifically, we are subject to the continued listing standards of the TSE in Japan as well as the disclosure requirements of the Exchange Act in the United States, which together impose significant compliance obligations upon us. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal, accounting and financial compliance costs and have made and will continue to make some activities more time-consuming and costly. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees or as executive officers.

In order to continue to meet the listing standard of the Mothers Market of the TSE, the adequacy of our internal control over financial reporting must be assessed by management each year. We are required to test operating effectiveness of our internal control over financial reporting on a periodic basis in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we are unable to comply with Section 404, management might be unable to certify, and our independent registered public accounting firm might not be able to report on, the adequacy of our internal control over financial reporting. If we are unable to maintain adequate internal control over financial reporting, we might be unable to report our financial information on a timely basis and might suffer adverse regulatory consequences or violate TSE listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.

Furthermore, investor perceptions of our company may suffer if deficiencies are found, and this could cause a decline in the market price of our stock. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal control from our independent registered public accounting firm.

Any future issuance of equity or debt securities by us may adversely affect the rights or value of our previously issued common stock.

If we raise additional capital through the issuance of equity or securities convertible into equity, further dilution to our then existing shareholders will result and new investors could have rights superior to the rights of our existing shareholders. If we raise additional funds through the issuance of debt securities, these securities could have rights that are senior to holders of our common stock and could contain covenants that restrict our operations. In addition, the terms of future financings may restrict our ability to raise additional capital, which could delay or prevent the further development or commercialization of our product candidates.

Our stock price could also decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Because the principal trading market for our shares is the Mothers Market of the TSE, the corporate governance rules of the major U.S. stock exchanges will not apply to us. As a result, our governance practices may differ from those of a company listed on such U.S. exchanges.

Our governance practices need not comply with certain New York Stock Exchange and NASDAQ corporate governance standards, including:

•	the requirement that a majority of our board of directors consists of independent directors;

•	the requirement that we have an audit committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Although the composition of our board of directors and its committees currently complies with the foregoing governance standards, there can be no assurance that we will continue to voluntarily comply with such requirements. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements.

An active trading market for our common stock may not be sustained.

Prior to our IPO in February 2014, there was no public market for our common stock. Although our common stock is listed on the Mothers Market of the TSE, the market for our shares has demonstrated varying levels of trading activity. Furthermore, an active trading market may not be sustained in the future. The lack of an active market may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the market value of their shares and may impair our ability to raise capital.

Our management team has broad discretion to use the net proceeds of our IPO and its investment of these proceeds may not yield a favorable return. We may invest the proceeds of the offering in ways with which investors disagree.

Since the Company maintains the majority of the proceeds of our IPO in either cash (and cash equivalents) and liquid short-term investments, our management has broad discretion over the use of such proceeds, and we could spend the proceeds from the offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. In addition, until the proceeds are used, they may be placed in investments that do not produce significant income or that may lose value. If we do not invest or apply the proceeds in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

A limited number of shareholders will have the ability to influence the outcome of director elections and other matters requiring shareholder approval, which may have an adverse effect on our results of operations.

As of December 1, 2015, Dr. Ryo Kubota, our largest shareholder, as an individual, and our directors and executive officers and their affiliates, as a group, beneficially owned approximately 28.1% and 29.4% of our outstanding common stock, respectively. Additionally, in January 2015, SBI Holdings, Inc., who has disclosed in its filings with the SEC beneficial ownership of 7,752,425 shares of our common stock representing approximately 21.2% of our outstanding common stock, sent a letter to the Company demanding a special meeting of shareholders be held for the purpose of removing four of the five then-current members of our board of directors and to replace them with new director nominees proposed by SBI Holdings, Inc. A special shareholder meeting was held on May 1, 2015, where both proposals were approved by the Company’s shareholders.

As a result of their significant holdings in our common stock, Dr. Ryo Kubota and SBI Holdings, Inc, or other large shareholders, either individually or acting together, have the ability to exert substantial influence over matters requiring approval by our shareholders, including electing directors and approving mergers, acquisitions or other business combination or corporate restructuring transactions. This concentration of ownership may discourage, delay or prevent a change in control of our Company, which could deprive our shareholders of an opportunity to receive a premium for their stock as part of a sale of our Company and might reduce our stock price. These actions may be taken even if they are opposed by our other shareholders.

Anti-takeover provisions under Washington law could make an acquisition of us more difficult and affect the market price of our common stock.

Because we are incorporated in the state of Washington, we are governed by the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which prohibits certain business combinations between us and certain significant shareholders unless specified conditions are met. These provisions may also have the effect of delaying or preventing a change in control of our Company, even if this change of control would benefit our shareholders.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of shares of our common stock under this prospectus. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

The Selling Stockholders

The selling stockholders may from time to time offer and sell any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean each person listed in the table below and their permitted transferees under the Registration Rights Agreement, and, as applicable, to their respective successors, which include their donees, pledgees, distributees or transferees or other successors in interest to the extent such persons are identified as selling stockholders in a supplement to this prospectus and to the extent permitted by the Registration Rights Agreement.

The following table sets forth, as of the date of this prospectus, the names of the selling stockholders for whom we are registering shares of our common stock for resale to the public and the number of shares that the selling stockholders may offer pursuant to this prospectus. The shares offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. We have filed with the SEC, under the Securities Act, the Registration Statement on Form S-3 with respect to the resale of the shares of our common stock from time to time by the selling stockholders, and this prospectus forms a part of the Registration Statement.

The selling stockholders may, from time to time, offer and sell pursuant to this prospectus none, any or all of the shares of our common stock subject to this prospectus. Assuming that the selling stockholders sell all the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares following the offering. We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock subject to this prospectus in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. The information in the following table is based on the selling stockholder’s representations to us regarding its beneficial ownership of our shares of common stock as of the date of this prospectus:

	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number	Percent(1)		Number	Percent
SBI Holdings, Inc.(2)	7,752,425	21.2	7,752,425	—	—
SBI Capital Management Co., Ltd.(3)	6,196,869	17.0	6,196,869	—	—
SBI Investment Co., Ltd.(4)	4,160,115	11.4	4,160,115	—	—
SBI Incubation Co., Ltd.(5)	1,555,556	4.3	1,555,556	—	—
BIOVISION Life Science Fund No.1(6)	1,777,778	4.9	1,777,778	—	—
SBI Bio Life Science Investment LPS(6)	1,871,250	5.1	1,871,250	—	—
SBI BB Mobile Investment LPS(6)	258,582	0.7	258,582	—	—
SBI Phoenix No. 1 Investment LPS(6)	252,505	0.7	252,505	—	—

(1)	Based on 36,507,106 shares of Acucela common stock outstanding as of December 11, 2015.
(2)	SBI Holdings, Inc. (“SBI Holdings”) is the parent company of the SBI Group, a financial services group in Japan of which all of the selling stockholders are members. SBI has shared beneficial ownership over all of the shares of our common stock subject to this prospectus.
(3)	SBI Capital Management Co., Ltd. is a corporation organized in Japan (“SBI Capital Management”) that is a wholly-owned subsidiary of SBI Holdings.
(4)	SBI Investment Co., Ltd. Is a corporation organized in Japan (“SBI Investment”) that is a wholly-owned subsidiary of SBI Capital Management.
(5)	SBI Incubation Co., Ltd. is an indirect wholly-owned subsidiary of SBI Holdings and directly holds all 1,555,556 shares of our common stock it beneficially owns.

(6)	SBI Investment is the sole general partner or sole liquidator of BIOVISION Life Science Fund No.1, SBI Bio Life Science Investment LPS, SBI BB Mobile Investment LPS, and SBI Phoenix No. 1 Investment LPS, which each directly hold the shares of our common stock they beneficially own.

Each of the selling stockholders is a corporation, partnership or private investment fund organized in Japan and the address for each of the selling stockholders is Izumi Garden Tower 19F, 1-6-1 Roppongi, Minato-ku, Tokyo 106-6019, Japan.

Beneficial ownership for the purposes of the table above is determined in accordance with the rules of the SEC and includes voting and investment power with respect to our shares of common stock. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

Background of the Private Offerings

The selling stockholders previously acquired the shares of our common stock disclosed in the table above as a result of the conversion of shares of convertible preferred stock and convertible promissory notes, each acquired in several privately negotiated transactions between the Company and the selling stockholders (or their affiliates). Specifically, the Company engaged in the following private transactions with the selling stockholders and their respective affiliates:

•	On October 6, 2003, the Company issued 666,667 shares of its series A preferred stock (“Series A Stock”) to Trans-Science No 1 Investment Limited Partnership in a privately negotiated transaction.

•	On August 31, 2004, the Company issued 457,784 shares of its series B preferred stock (“Series B Stock”) to Trans-Science No 1 Investment Limited Partnership, and 208,883 shares of Series B Stock to Trans-Science No. 2A Investment Limited Partnership in privately negotiated transactions;

•	On September 30, 2004, the Company issued 4,000,000 shares of Series B Stock to BIOVISION Life Science Fund No.1 and 666,667 shares of Series B Stock to Softbank Internet Fund in privately negotiated transactions;

•	On December 24, 2004, the Company issued 1,333,333 shares of Series B Stock to BIOVISION Life Science Fund No.1, and 2,666,667 shares of Series B Stock to Softbank Internet Fund in privately negotiated transactions; and

•	On November 28, 2006, the Company issued 362,669 shares of its series C preferred stock (“Series C Stock”) to SBI Media Investment Partnership, 137,814 shares of Series C Stock to SBI Broadband Capital K.K., 613,748 shares of Series C Stock to SBI Bio Life Science Investment LPS, and 224,855 shares of Series C Stock to SBI Broadband Fund No. 1 Limited Partnership in privately negotiated transactions.

Further, on May 29, 2006, the Company also sold to the selling stockholders and their respective affiliates an aggregate of $12 million in convertible promissory notes in a privately negotiated transaction.

Additionally, in March 2009, SBI Media Investment Partnership and SBI Broadband Fund No. 1 Limited Partnership, and SBI Broadband Capital K.K., acquired 454,545, 281,818, and 172,728 shares of Series C Stock, respectively, in privately negotiated transactions. On March 29, 2012, SBI BB Mobile Investment LPS and SBI Phoenix No. 1 Investment LPS acquired 50,594 and 49,406 shares of Series C Stock, respectively, in privately negotiated transactions.

On February 10, 2014, in connection with the closing of our IPO, all of our then outstanding shares of preferred stock automatically converted into shares of common stock on a three-for-one basis, and each convertible promissory note held (either directly or indirectly) by the selling stockholders or their respective affiliates automatically converted into 3,636,365 shares of our common stock.

Subsequent to the acquisitions discussed above, the selling shareholders and their respective affiliates have engaged in several internal transfers of our securities between affiliated entities, which has resulted in the selling shareholders holding the shares of our common stock as described in the table on page 28 of this prospectus.

Material Relationships with SBI Holdings

Contingently Convertible Debt

As noted above, in May 2006, we issued and sold contingently convertible promissory notes, in an aggregate principal amount of $12 million, to five entities that were subsidiaries of SBI Holdings, including three entities who are selling stockholders. One of our former directors, Mr. Yoshitaka Kitao, is the Representative Director and Chief Executive Officer of SBI Holdings. These notes converted into our Series C Stock and those shares converted into 3,636,365 shares of common stock, all in connection with our IPO in February 2014 (which occurred when Mr. Kitao was not a member of our board of directors). These notes were, on multiple occasions in 2011, 2012 and 2013, while Mr. Kitao was a member of our board of directors, extended, resulting in, among other things, multiple maturity date extensions and coupon rate changes. For further information on the notes, see note 6 to our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus.

The principal amounts, maturity dates, interest paid since January 2012, and amounts outstanding as of December 31, 2014 for each of the contingently convertible notes are presented below:

Holder	Principal	Interest Rate	Maturity Date	Interest Paid Since January 2012	Amount Outstanding as of December 31, 2014
SBI Bio Life Science Investment LPS.	$5,500,000	0.94%	February 28, 2014	$358,329	$—
SBI Broadband Fund No. 1 Limited Partnership	2,015,010	0.84	August 31, 2014	19,143	—
SBI BB Mobile Investment Limited Partnerships	624,840	0.84	August 31, 2014	5,936	—
SBI Phoenix No. 1 Investment Limited Partnerships	610,150	0.84	August 31, 2014	5,796	—
SBI BB Media Investment Limited Partnership	3,250,000	0.84	June 30, 2014	30,875	—

Total	$12,000,000				$—

Special Meeting of Shareholders

In January 2015, SBI Holdings sent a letter to the Company (the “Demand Letter”) demanding a special meeting of shareholders be held for the purpose of removing four of the five then-current members of our board of directors and to replace them with new director nominees proposed by SBI Holdings, which included Yoshitaka Kitao, the Representative Director and Chief Executive Officer of SBI Holdings. The Demand Letter also notified our board of directors that the selling stockholders had entered into a voting agreement and irrevocable proxy with Dr. Kubota, whereby the selling stockholders granted Dr. Kubota the power to vote all shares of our common stock owned by the selling stockholders in favor of the proposals outlined in the Demand Letter. A special meeting of our shareholders was held on May 1, 2015, where both proposals in the Demand Letter were approved by the Company’s stockholders. Mr. Kitao served as a director on our board of directors from May 1, 2015 until our 2015 annual meeting of shareholders held on June 25, 2015, when he decided not to stand for re-election to our board of directors and retire from the board at the conclusion of such meeting.

Registration Rights Agreement

Background

Prior to the Company’s IPO in February 2014, the Company was subject to an Amended and Restated Investor Rights Agreement dated May 31, 2006 (the “Investor Rights Agreement”), between the Company and certain of its shareholders, including the selling stockholders (or their respective affiliates). The Investor Rights Agreement provided the selling stockholders with certain rights with respect to common stock of the Company issuable upon the conversion of the shares of convertible preferred stock owned by the selling stockholders or their respective affiliates (as defined in Rule 405 under the Securities Act).

In connection with the Company’s IPO process, Dr. Kubota, in his capacity as the Company’s Chief Executive Officer, provided the selling stockholders with a letter dated December 9, 2013 (the “CEO Letter”) indicating that the Company intended to enter into a registration rights agreement with the selling stockholders after the completion of the IPO process in order to ensure that all of the shares of the Company’s common stock owned by the selling stockholders would be registered under the Securities Act.

Key Terms

On November 26, 2015, we entered into the Registration Rights Agreement with the selling stockholders pursuant to which the selling stockholders became entitled to certain customary registration rights. The Registration Rights Agreement superseded all prior understandings and agreements between the Company and the selling stockholders, including the Investor Rights Agreement and the CEO Letter.

Under the Registration Rights Agreement, we have agreed to file with the SEC the Registration Statement of which this prospectus forms a part for an offering to be made on a continuous basis covering resales of the shares of our common stock held by the selling stockholders and registered for sale hereby. We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the shares of our common stock held by the selling stockholders, except for underwriting discounts and selling commissions in connection with the sale of such shares and the fees of outside legal counsel for the selling stockholders in excess of $30,000 incurred in connection with the registration or offering of our common stock. The selling stockholders will pay any underwriting discounts, selling commissions or similar charges incurred for the sale of any shares sold under this prospectus.

The Company has agreed to use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of: (i) the date on which all of the shares of our common stock subject to this prospectus have been publicly sold by the selling stockholders, or (ii) the three year anniversary of the effective date of the Registration Statement (the “Effectiveness Period”). If the Registration Statement or any subsequent registration statements registering for resale our shares of common stock subject to this prospectus expires before the end of the Effectiveness Period, the Company shall file a replacement registration statement to cover the remaining unsold shares of our common stock subject to this prospectus.

The Company may, under the terms of the Registration Rights Agreement, suspend the availability of the Registration Statement for one or more periods not to exceed 45 consecutive days in any 90 day period and for an aggregate of 90 days in any 365 day period (each such period, a “Suspension Period”) if: (i) the Company is required to make changes to the Registration Statement or this prospectus in order to ensure that neither such documents contain an untrue statement of material fact or omit to state a material fact required to make the disclosure therein not misleading; (ii) the Company reasonably believes that the disclosure of such event at such time would have a material adverse effect on the business of the Company; (iii) the Company’s directors and executive officers are also prohibited from trading in the Company’s securities during the Suspension Period; and (iv) the Company has suspended the availability of any other registration statement covering resales by third parties.

The selling stockholders have the right to transfer their rights, remedies, obligations and liabilities arising under the Registration Rights Agreement to any of their respective affiliates without the prior written consent of the Company.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make because of any of those liabilities. Conversely, the selling stockholders have agreed to indemnify us against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the Company may be required to make because of any of those liabilities.

The foregoing summary is a general description only, does not purport to be complete, and is qualified in its entirety by reference to a complete copy of the Registration Rights Agreement, which is included as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 27, 2015, and incorporated herein by reference.

DESCRIPTION OF COMMON STOCK

The following description of the rights of our common stock and the related provisions of our amended and restated articles of incorporation and amended and restated bylaws is a summary, which is not meant to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation, our amended and restated bylaws and the Washington Business Corporation Act. Copies of our amended and restated articles of incorporation and our amended and restated bylaws have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

As of the date of this prospectus, Acucela is authorized to issue up to 100,000,000 shares of common stock, without par value. As of December 11, 2015, there were 36,507,106 shares of our common stock issued and outstanding. As of the same date, there were 1,794,845 shares of our common stock reserved for issuance that were subject to outstanding equity awards granted under our equity incentive plans and 487,725 shares that were further reserved for issuance pursuant to our 2014 Equity Incentive Plan.

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders.

Dividend Rights

Holders of our common stock are entitled to receive ratably any dividends as may be declared by our board of directors out of funds legally available. At present we have no plans to issue dividends.

Preemptive Rights

No preemptive rights exist with respect to the Company’s shares of a common stock or securities convertible into shares of our common stock.

Cumulative Voting

The right to cumulate votes in the election of the members of the Company’s board of directors do not exist with respect to the shares of the Company’s common stock.

Liquidation Rights

In the event we liquidate, dissolve or wind up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities.

Shareholder Approval of Certain Fundamental Changes

Our amended and restated articles of incorporation explicitly provide that certain fundamental corporate changes that would otherwise require the approval of two-thirds of our shareholders, such as an amendment to our amended and restated articles of incorporation, the approval of a plan of merger or share exchange, the sale, lease, exchange or other disposition of all, or substantially all, of the Company’s property otherwise than in the usual regular course of business, or the dissolution of the Company, only require the approval by shareholders holding a simple majority of our shares of common stock outstanding.

Anti-Takeover Effects of Washington Law

Certain provisions of Washington law contain provisions that may delay, defer or discourage another party from acquiring control of us, even if the acquisition would benefit our shareholders. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.

Washington Anti-Takeover Statute

Washington law imposes restrictions on some transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act generally prohibits a target corporation from engaging in specified “significant business transactions” with an “acquiring person.” This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. An acquiring person is generally defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. The target corporation may not engage in significant business transactions for a period of five years after the date of the transaction in which the person became an acquiring person, unless (a) the significant business transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the acquiring person’s share acquisition or (b) the significant business transaction was both approved by the majority of the members of the target corporation’s board of directors and authorized at a shareholder meeting by at least two-thirds of the outstanding voting shares (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition. Significant business transactions include, among other things:

•	a merger or share exchange with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation employed in Washington over a five-year period as a result of the acquiring person’s acquisition of 10% or more of the shares;

•	a transaction in which the acquiring person is allowed to receive a disproportionate benefit as a shareholder; and

•	liquidating or dissolving the target corporation.

After the five-year period, a significant business transaction may occur, as long as it complies with fair price provisions specified in Chapter 23B.19 or is approved at a meeting of shareholders by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction, not counting the votes of shares as to which the acquiring person has beneficial ownership or voting control. A corporation may not “opt out” of this statute.

Listing

Our common stock is listed on the Mothers Market of the Tokyo Stock Exchange under the code “4589”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Computershare’s address is 520 Pike Street, Suite 1220, Seattle, Washington, 98101.

PLAN OF DISTRIBUTION

We are registering our shares of common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares of our common stock from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares of our common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares of common stock covered by this prospectus will be the purchase price of such shares of common stock less any discounts, commissions and concessions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of our shares of common stock covered by this prospectus. Each selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of shares of our common stock to be made directly or through agents.

The shares of our common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions, concessions or agents’ commissions from the selling stockholder, or the purchasers of the shares of common stock. These discounts, concessions, or commissions may be in excess of those customary in the types of transaction involved.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of our common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Consequently, any discounts, commissions, concessions or profit they earn on any resale of those shares of our common stock may be deemed to be underwriting discounts and commissions under the Securities Act. We know of no existing arrangements, plans or understandings between any selling stockholder and a broker-dealer, agent or underwriter relating to the sale or distribution of the shares of our common stock subject to this prospectus. Because selling stockholders may be deemed underwriters, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any of their permitted transferees under the Registration Rights Agreement may, from time to time, sell any or all of their shares of our common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. The shares of common stock covered by this prospectus may be sold in one or more transactions at: (i) fixed prices, which may be changed; (ii) prevailing market prices at the time of sale; (iii) prices related to such prevailing market prices; (iv) varying prices determined at the time of sale; or (v) negotiated prices. These sales may be effected in one or more transactions:

•	on any national securities exchange, quotation service, or a securities exchange located outside of the United States on which the shares may be listed or quoted at the time of sale, including the Mothers Market of the Tokyo Stock Exchange;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

•	through the writing of options or other derivatives securities, whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. In a block transaction, a broker-dealer will attempt to sell the shares of common stock as an agent, but may position and resell a portion of the block as principal to facilitate the transaction. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of the shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of the shares of our common stock in the course of hedging their positions;

•	sell the shares of our common stock short and deliver the shares of our common stock to close out short positions;

•	loan or pledge the shares of our common stock to broker-dealers or other financial institutions that in turn may sell the shares of our common stock;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the shares of our common stock, which the broker-dealer or other financial institution may resell under this prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

A short sale of the shares of our common stock by a broker-dealer, financial institution or a selling stockholder would involve the sale of such shares of our common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of shares of our common stock, a broker-dealer, financial institution or a selling stockholder may purchase shares on the open market to cover positions created by short sales. In determining the source of the shares to close out such short positions, the broker-dealer, financial institution or selling stockholder may consider, among other things, the price of shares available for purchase in the open market.

At the time a particular offering of the shares of our common stock covered by this prospectus is made, a prospectus supplement or post-effective registration statement to the Registration State for which this prospectus forms a part, if required, will be distributed, which will set forth the name of the selling stockholder(s) selling the shares of our common stock in such offering, the aggregate amount of shares of our common stock being offered and the terms of the offering, including, to the extent required, (1) the respective purchase prices and public offering prices, (2) the name or names of any underwriters, broker-dealers or agents, (3) any discounts, commissions and other terms constituting compensation from the selling stockholder(s) and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of shares of our common stock by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

To the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of our common stock against certain liabilities, including liabilities under the Securities Act.

Broker-dealers, underwriters and agents, and their respective affiliates, may be engaged in transactions with, or perform commercial or investment banking or other services for, us or our subsidiaries or affiliates, in the ordinary course of business.

Our common stock is listed on the Mothers Market of the Tokyo Stock Exchange under the code “4589”.

The selling stockholders selling shares of our common stock under this prospectus will act independently of us in making decisions with respect to timing, manner and size of each resale of our shares of common stock subject to this prospectus. There can be no assurance that the selling stockholders will sell all or any of the common stock offered by this prospectus. In addition, any shares of our common stock covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or Regulation S of the Securities Act may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus. Further, we cannot assure you that the selling stockholder will not transfer, distribute, devise or gift our shares of common stock by other means not described in this prospectus, including through dividends or other distributions made by the selling stockholders on a private placement basis to their respective partners, members or stockholders.

The selling stockholders and any other person participating in the sale of the shares of our common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders or any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the particular shares of our common stock being distributed. This may affect the marketability of the shares of our common stock subject to this prospectus and the ability of any person or entity to engage in market-making activities with respect to such shares.

In the Registration Rights Agreement, we have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. In addition, with the exception of underwriting discounts and selling commissions and the selling stockholder’s legal fees in excess of $30,000, we have agreed to pay all of the expenses incidental to the registration for resale to the public of the shares of our common stock subject to this prospectus, including the payment of United States federal securities law and state blue sky registration fees, and equivalent fees in connection with the qualification of shares of common stock subject to this prospectus in Japan or other non-U.S. jurisdictions where the selling stockholders have informed us they may offer and sell such shares. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC, including the Registration Statement relating to this prospectus, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding issuers, including Acucela, that file electronically with the SEC. You may access the SEC’s web site at http://www.sec.gov. This information may also be accessed on the website we maintain at www.acucela.com. The information contained on our website does not constitute part of this prospectus.

This prospectus is part of the Registration Statement that we have filed with the SEC relating to the securities to be offered. This prospectus omits some information contained in the Registration Statement in accordance with the SEC rules and regulations. You should review the information and exhibits in the Registration Statement for further information about us and the securities we may offer. Statements in this prospectus concerning any document we filed as an exhibit to the Registration Statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, and any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede information contained in this prospectus.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 30, 2015;

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the SEC on May 14, 2015, August 7, 2015 and November 13, 2015, respectively;

•	The portions of our definitive proxy statement on Schedule 14A filed with the SEC on April 27, 2015 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Our current reports on Form 8-K filed with the SEC on February 2, 2015, March 2, 2015, March 3, 2015, March 4, 2015, March 26, 2015, March 30, 2015, May 4, 2015, May 7, 2015, May 19, 2015, June 4, 2015, June 22, 2015, June 29, 2015, July 2, 2015 , November 24, 2015, November 27, 2015 and December 15, 2015; and

•	The description of our shares of common stock, without par value contained in the Company’s registration statement on Form 8-A (File No. 000-55133), filed with the SEC on January 27, 2014, and any amendment or report filed with the SEC for purposes of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the date on which the Registration Statement containing this prospectus has been withdrawn shall also be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. In no event, however, will any of the information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus or in a document incorporated by reference into this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since the dates of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide promptly without charge to you, upon oral or written request, a copy of any document incorporated by reference in this prospectus, other than exhibits to these documents unless the exhibits are specifically incorporated by reference in these documents. Requests should be directed as follows:

Acucela Inc.

1301 Second Avenue, Suite 4200

Seattle, Washington 98101

Attention: Investor Relations

(206) 805-8300

LEGAL MATTERS

The validity of the common stock being offered by this prospectus will be passed upon for the Company by Davis Wright Tremaine LLP, Seattle, Washington.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by us in connection with the offering described in this registration statement.

SEC Registration Fee	$4,645
Legal Fees and Expenses	65,000	*
Accounting Fees and Expenses	60,000	*
Printing Expenses	10,000	*
Miscellaneous Expenses	5,000	*

Total	$144,645	*

*	Estimated.

Item 15. Indemnification of Directors and Officers

Section 23B.08.310, Section 23B.08.320 and Sections 23B.08.500 to 23B.08.603 of the Washington Business Corporation Act (the “WBCA”) set out provisions relating to the limitation of liability and indemnification of directors and officers of a corporation. Section 23B.08.320 of the WBCA provides that a corporation’s articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, other than for certain acts or omissions, including those that involve the intentional misconduct by a director or a knowing violation of law by a director. Specifically, Section 23B.08.560 of the WBCA provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify a director made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Section 23B.08.510 through 23B.08.550 of the WBCA, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of the law by the director, (ii) for conduct violating Section 23B.08.310 of the WBCA, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Furthermore, Section 23B.08.580 of the WBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of such corporation, or who, while a director, officer, employee, or agent of such corporation, is or was serving at the request of such corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by such individual in that capacity or arising from such individual’s status as a director, officer, employee, or agent, whether or not such corporation would have power to indemnify such individual against the same liability under Section 23B.08.510 or 23B.08.520 of the WBCA.

Section 7.4 of the Amended and Restated Articles of Incorporation of the Company provides that to the fullest extent permitted by the WBCA, the Company’s directors will not be personally liable to the Company or its shareholders for monetary damages for conduct as a director. This provision, however, does not eliminate or limit liability for acts or omissions that involve intentional misconduct or a knowing violation of law by a director, for conduct violating Section 23B.08.310 of the WBCA (approval of an unlawful distribution) or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

The Company’s bylaws further provide that each person who was, is or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he or she is or was a director or officer or was serving at the Company’s request as a director, officer, partner, trustee, employee or agent of another entity, shall be indemnified and held harmless against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with the proceeding. This indemnification right continues even after the individual has ceased to be a director or officer or to serve at the Company’s request as a director, officer, partner, trustee, employee or agent of another entity. If, however, the person indemnified initiates the proceeding, he or she shall be entitled to indemnification only if the proceeding was authorized or ratified by the Company’s board of directors. The Company will not provide indemnification for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, for any transaction with respect to which it was finally adjudged that the indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if the Company is otherwise prohibited by applicable law from paying indemnification. The Company must advance expenses to an indemnitee for an indemnification obligation so long as the Company receives an undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it is determined by a final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified.

The Company currently maintains insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by the Company to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

The Company has entered into, and will enter into in the future, indemnification agreements with the individuals who serve as its officers and directors that may be broader than the specific indemnification provisions contained in the WBCA. Pursuant to these agreements, the Company will indemnify officers and directors who are made parties to, or threatened to be made parties to, any proceeding by reason of the fact that they are or were officers or directors, or are or were serving at the Company’s request as a director, officer, employee, or agent of another entity. The agreements require the Company to indemnify its officers and directors against all expenses, judgments, fines and penalties actually and reasonably incurred by them in connection with the defense or settlement of any such proceeding, subject to the terms and conditions of the agreements.

The indemnification provisions in the Company’s amended and restated articles of incorporation, amended and restated bylaws and the indemnification agreements entered into or to be entered into between the Company and each of its directors and executive officers is sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

Item 16. List of Exhibits

1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.02 to Form S-1 filed on December 17, 2013 (File No. 333-192900))

3.2	Restated Bylaws of the Company (incorporated by reference to Exhibit 3.04 to Form S-1 filed on December 17, 2013 (File No. 333-192900))

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.01 of the Form S-1 filed on December 17, 2013 (File No. 333-192900))

4.2	Registration Right Agreement by and among Acucela Inc. and the stockholders described therein, dated November 26, 2015 (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on November 27, 2015 (File No. 000-55133))

5.1	Opinion of Davis Wright Tremaine LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

*	If any underwriting agreement is utilized, it will be filed as an amendment to this Registration Statement or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act to any purchaser:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on this 22nd day of December, 2015.

ACUCELA INC.

By:	/s/ RyoKubota

Name:	Ryo Kubota, M.D., PhD.
Title:	Chairman, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ryo Kubota, M.D., PhD. and John Gebhart, or either of them acting alone or together, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement (or amendment thereto) for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Title:	Date:
/s/ Ryo Kubota Ryo Kubota, M.D., Ph.D.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 22, 2015

/s/ John Gebhart John Gebhart	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	December 22, 2015

/s/ Shintaro Asako Shintaro Asako	Director	December 22, 2015

/s/ Shiro Mita Shiro Mita	Director	December 22, 2015

/s/ Eisaku Nakamura Eisaku Nakamura	Director	December 22, 2015

/s/ Robert Takeuchi Robert Takeuchi	Director	December 22, 2015

Exhibit Index

Exhibit Number	Document
1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.02 to Form S-1 filed on December 17, 2013 (File No. 333-192900))

3.2	Restated Bylaws of the Company (incorporated by reference to Exhibit 3.04 to Form S-1 filed on December 17, 2013 (File No. 333-192900))

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.01 of the Form S-1 filed on December 17, 2013 (File No. 333-192900))

4.2	Registration Right Agreement by and among Acucela Inc. and the stockholders described therein, dated November 26, 2015 (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on November 27, 2015 (File No. 000-55133))

5.1	Opinion of Davis Wright Tremaine LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

*	If any underwriting agreement is utilized, it will be filed as an amendment to this Registration Statement or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.